Exhibit 21.1
JETBLUE AIRWAYS CORPORATION
LIST OF SUBSIDIARIES
As of December 31, 2009
LiveTV, LLC (Delaware limited liability company)
LiveTV International, Inc. (Delaware corporation)
BlueBermuda Insurance, LTD (Bermuda corporation)
LiveTV Airfone, Inc. (Delaware corporation)
JetBlue Airways Corporation Sucursal Columbia (Columbia corporation)